Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to Registration Statement (Form S-8 No. 333-118361) pertaining to the 2004 Stock Incentive Plan of Cedar Realty Trust,, Inc. of our reports dated March 6, 2012, with respect to the consolidated financial statements and schedule of Cedar Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Cedar Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011,  filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York March 6, 2012